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                                                                    EXHIBIT 99.1


                                  RISK FACTORS


    You should carefully consider the risks described below and other information in the Form 10-K to which this document is an exhibit and subsequent reports filed with the Securities and Exchange Commission before making any decision to invest in our securities. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline, and you could lose all or part of your investment.

1.       RISKS RELATED TO OUR BUSINESS

    CYCLICAL INDUSTRY AND GENERAL ECONOMY -- WITH INDUSTRY AND/OR ECONOMIC DOWNTURN OUR RESULTS OF OPERATIONS AND BUSINESS COULD BE ADVERSELY AFFECTED.

    The semiconductor industry is highly cyclical and is generally characterized by average selling price fluctuations. Since the fourth quarter of 1997, we have experienced significant declines in the pricing of our products as customers reduced demand and manufacturers reduced prices to avoid a significant decline in capacity utilization. We believe these pricing declines were due primarily to the Asian economic crisis and excess semiconductor manufacturing capacity. In the second half of 2000 there was a sharp slowdown in the economy that negatively impacted the semiconductor industry and our business. In the fourth quarter of 2000 we announced lower than expected revenue and earnings per share for our business for the quarter due to lower customer demand and delayed or cancelled customer orders. Entering 2001, we continue to experience slowing demand for our products as customers continue to delay or cancel bookings in order to manage their inventories in line with incoming business. With the recent economic downturn, our customers are unable to provide us with much visibility as to their expected requirements. We cannot assure you of a timely recovery of either the semiconductor industry or general economy. We also cannot assure you that either the semiconductor market or the general economy will not experience subsequent, and possibly more severe and/or prolonged, downturns in the future. Additionally, we cannot assure you that the present or any future downturn in either the semiconductor market or the general economy will not have a material adverse effect on our results of operations or business.

    COST REDUCTIONS AND RESTRUCTURING PROGRAM -- COMPLETION AND IMPACT OF REDUCTIONS AND PROGRAM COULD ADVERSELY IMPACT OUR BUSINESS.

    As a result of the recent semiconductor industry and economic downturns, we are attempting to manage our resources prudently. We plan to continue to adjust our cost structure to limit the impact of reduced revenue on profitability. Cost reduction actions include accelerating our manufacturing moves into lower cost regions, transitioning higher-cost external supply to internal manufacturing, working with our material suppliers to further lower costs and aggressively streamlining our overhead. As part of our cost reduction actions, we expect to incur a restructuring charge in the first quarter of 2001 estimated to be approximately $30-$40 million (before income taxes and cash portion). Our ability to complete the implementation of these cost reductions and restructuring program and the impact of these actions on our ability to effectively compete are subject to risks and uncertainties. Because the actions involve many aspects of our business, the reductions and program could adversely impact productivity to an extent we have not anticipated. Even if we fully execute and implement the actions and they generate the anticipated cost savings, there may be other factors that adversely impact our profitably and business.

    SHORT-TERM PERFORMANCE -- FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK
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    PRICE TO DECLINE.

    Given the nature of the markets in which we participate, we cannot reliably predict future revenues and profitability, and unexpected changes may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our significant sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results in a quarter. Factors that could affect our quarterly operating results include:

    - the timing and size of orders from our customers, including cancellations and reschedulings;

    -   the timing of introduction of new products;

    - the gain or loss of significant customers, including as a result of industry consolidation;

    -   seasonality in some of our target markets;

    -   changes in the mix of products we sell;

    -   changes in demand by the end users of our customers' products;

    -   market acceptance of our current and future products;

    -   variability of our customers' product life cycles;

    - changes in manufacturing yields or other factors affecting the cost of goods sold, such as the cost and availability of raw materials and the extent of utilization of manufacturing capacity;

    - changes in the prices of our products, which can be affected by the level of our customers' and end users' demand, technological change, product obsolescence or other factors; and

    - cancellations, changes or delays of deliveries to us by our third-party manufacturers, including as a result of the availability of manufacturing capacity and the proposed terms of manufacturing arrangements.

    NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE -- AN INABILITY TO INTRODUCE NEW PRODUCTS COULD ADVERSELY AFFECT US, AND CHANGING TECHNOLOGIES OR CONSUMPTION PATTERNS COULD REDUCE THE DEMAND FOR OUR PRODUCTS.

    Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries that are currently the primary end-users of semiconductors. As these industries evolve and introduce new products, our success will depend on our ability to adapt to such changes in a timely and cost-effective manner by designing, developing, manufacturing, marketing and providing customer support for our own new products and technologies.

    We cannot assure you that we will be able to identify changes in the product markets of our customers and end-users and adapt to such changes in a timely and cost-effective manner. Nor can we assure you that products or technologies that may be developed in the future by our competitors and others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technologies or consumption patterns in our existing product markets or the product markets of our customers or end users could have a material adverse effect on our business or prospects.

    COMPETITION -- COMPETITION IN OUR INDUSTRY COULD PREVENT US FROM MAINTAINING OUR LEVEL OF REVENUES AND FROM RAISING PRICES TO REFLECT INCREASES IN COSTS.

    The semiconductor industry, particularly the market for semiconductor components, is highly


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competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies as well as smaller companies focused on specific market niches. Many of these competitors have substantially greater financial and other resources than we have with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able than we are to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. Significant competitors in the broadband and advanced logic market include AMCC, Micrel and Vitesse. Significant competitors in the power management and standard analog market include Analog Devices, Fairchild, Linear Technology, Maxim Integrated Products, National Semiconductor, ST Microelectronics and Texas Instruments. Significant competitors in the standard semiconductor product market include Fairchild, International
Rectifier, Philips, Rohm, ST Microelectronics, Texas Instruments and Toshiba.
The semiconductor components industry has also been undergoing significant restructuring and consolidations that could adversely affect our competitiveness.

    Because our components are often building block semiconductors that in some cases can be integrated into more complex integrated circuits, we also face competition from manufacturers of integrated circuits, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

    We compete in different product lines to various degrees on the basis of price, quality, technical performance, product features, product system compatibility, customized design, availability, delivery timing and reliability and sales and technical support. Gross margins in the industry vary by geographic region depending on local demand for the products in which semiconductors are used, such as personal computers, industrial and telecommunications equipment, consumer electronics and automotive goods. In regions where there is a strong demand for such products, price pressures may also emerge as competitors attempt to gain a greater market share by lowering prices. Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends.

    MANUFACTURING RISKS -- UNLESS WE MAINTAIN MANUFACTURING EFFICIENCY AND AVOID MANUFACTURING DIFFICULTIES, OUR FUTURE PROFITABILITY COULD BE ADVERSELY AFFECTED.

    Manufacturing semiconductor components involves highly complex processes that require advanced and costly equipment. We and our competitors continuously modify these processes in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

    From time to time we have experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes that have caused us to suffer delays in product deliveries or reduced yields. We cannot assure you that we will not experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our results of operations could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

    LACK OF INDEPENDENT OPERATING HISTORY -- IF THE ASSUMPTIONS WE HAVE USED TO ESTIMATE FUTURE OPERATING RESULTS ARE INCORRECT OR IF WE ENCOUNTER UNEXPECTED COSTS OR OTHER PROBLEMS, OUR PROFITABILITY COULD BE ADVERSELY AFFECTED.

    Prior to our recapitalization, Motorola allocated to us, as one of several divisions within its Semiconductor Products Sector, a percentage of the expenses related to services Motorola provided to us and other divisions of its Semiconductor Products Sector. During 1998, we incurred approximately $298 million in costs for general, administrative, selling and marketing expenses, of which Motorola allocated to


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us approximately $119 million for services shared with other divisions of its
Semiconductor Products Sector.

    As part of our recapitalization, we identified the specific services that we believed were necessary to our business and that we would not be able initially to provide ourselves. Motorola agreed to provide or arrange for the provision of these services, including information technology, human resources, supply management and finance services, for a limited period of time to facilitate our transition to a stand-alone company. In addition, Motorola agreed to continue to provide worldwide shipping and freight services to us for a period of up to three years after our recapitalization using the cost allocation method Motorola previously used with us. During 2000, we incurred expenses of approximately $96 million under these arrangements with Motorola.

    We believe that the scope of the agreements we entered into with Motorola as part of our recapitalization and the time frames, pricing and other terms should provide us sufficient time to effect our transition to a stand-alone company with minimal disruption to our business, and that we will ultimately be able to provide these services ourselves or identify third-party suppliers to provide such services on terms not materially less favorable to us than the terms of our arrangements with Motorola. We cannot, however, assure you that we have correctly anticipated the required levels of services to be provided by Motorola or that we will be able to obtain similar services on comparable terms upon termination of our agreements with Motorola. Any material adverse change in Motorola's ability to supply these services could have a material adverse effect on our business or prospects.

    As part of Motorola, we had a number of formal and informal arrangements with other divisions of Motorola's Semiconductor Products Sector that provided us with equipment, finished products and other goods and services. Except as provided for in the agreements between Motorola and us, future business dealings between Motorola and us will be on an arm's length basis. There can be no assurance that the arm's length nature of any future business relationship with Motorola will be as beneficial for us as our past relationship to Motorola.

    DEPENDENCE ON MOTOROLA AND OTHER KEY CUSTOMERS FOR OUR PRODUCTS AND SERVICES -- IF WE WERE TO LOSE ONE OR MORE OF OUR LARGE CUSTOMERS, OUR REVENUES AND PROFITABILITY COULD BE ADVERSELY AFFECTED.

    Motorola has historically constituted our largest original equipment manufacturer customer and accounted for approximately 7.2% of our net product revenues in 2000. As a result of our recapitalization, we are no longer part of Motorola, and our current and future product sales to Motorola and its affiliates will be on an arm's length basis. We cannot assure you that we will be able to maintain the level of historical product sales to Motorola or that we will be able to sell any products to Motorola or its affiliates. Notwithstanding our broad customer base, the loss of Motorola or any other sizable customer could harm our results of operations.

    Product sales to our ten largest customers accounted in the aggregate for approximately 52% of our net product revenues in 2000. Many of our customers operate in cyclical industries, and in the past we have experienced significant fluctuations from period to period in the volume of our products ordered. We have no agreements with any of our customers that impose minimum or continuing obligations to purchase our products. We cannot assure you that any of our customers will not significantly reduce orders or seek price reductions in the future or that the loss of one or more of such customers would not have a material adverse effect on our business or our prospects.

    Prior to our recapitalization, we and other divisions of Motorola's Semiconductor Products Sector provided manufacturing services to each other at cost (as calculated for financial accounting purposes). We and Motorola agreed to continue providing manufacturing services to each other for limited periods of time following our recapitalization at fixed prices that are intended to approximate each party's cost of providing the services. Motorola has no purchase obligations after 2000, and we currently anticipate that any purchases thereafter by Motorola will be insignificant. During 2000, Motorola purchased manufacturing services from us of approximately $62 million. We could be adversely affected if Motorola


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does not purchase manufacturing services from us at the level we have anticipated, cancels these arrangements or discontinues using our manufacturing services after these agreements expire or if we are unable to find other uses for, or dispose of, the manufacturing facilities we currently use to provide these services in a manner that allows us to cover our fixed costs.

    DEPENDENCE ON MOTOROLA AND OTHER CONTRACTORS FOR MANUFACTURING SERVICES -- THE LOSS OF ONE OR MORE OF OUR SOURCES FOR MANUFACTURING SERVICES, OR INCREASES IN THE PRICES OF SUCH SERVICES, COULD ADVERSELY AFFECT OUR OPERATIONS AND PROFITABILITY.

    Prior to our recapitalization, we and other divisions of Motorola's Semiconductor Products Sector provided manufacturing services to each other at cost (as calculated for financial accounting purposes). In 1997, 1998 and the period from January 1, 1999 to August 3, 1999, the costs charged by other divisions of Motorola's Semiconductor Products Sector to us for these services amounted to $310.5 million, $266.8 million and $125.5 million, respectively. During the period from August 4, 1999 through December 31, 1999 and in 2000, we paid $101.3 million and $162.3 million, respectively, for manufacturing services to Motorola under our transition agreements. Motorola manufactures our emitter-coupled logic products, which are high margin products that accounted for approximately 15.5% of our net product revenues in 2000. We currently have no other manufacturing source for these emitter-coupled logic products. We expect emitter-coupled logic products to remain one of our single most important product families over the next several years.

    We and Motorola agreed to continue providing manufacturing services to each other (including Motorola's manufacturing of our emitter-coupled logic products) for limited periods of time following our recapitalization at fixed prices that are intended to approximate each party's cost of providing these services. Subject to our right to cancel upon six months' written notice, we have minimum commitments to purchase manufacturing services from Motorola of approximately $51 million, $41 million and $40 million in fiscal years 2001, 2002 and 2003, respectively, and have no purchase obligations thereafter. We could be adversely affected if Motorola is unable to provide these services on a timely basis or if we are unable to relocate these manufacturing operations to our own facilities or to other third-party manufacturers on cost-effective terms or make other satisfactory arrangements prior to the time when these agreements expire.

    We also use other third-party contractors for manufacturing activities, primarily for the assembly and testing of final goods. In 2000, these contract manufacturers, including AIT, Batam, ASE and Phenitec, accounted for approximately 31% of our cost of sales. Our agreements with these manufacturers typically require us to forecast product needs and commit to purchase services consistent with these forecasts, and in some cases require longer-term commitments in the early stages of the relationship. Our operations could be adversely affected if these contract relationships were disrupted or terminated, the cost of such services increased significantly, the quality of the services provided deteriorated or our forecasts proved to be materially incorrect.

    DEPENDENCE ON SUPPLY OF RAW MATERIALS -- THE LOSS OF OUR SOURCES OF RAW MATERIALS, OR INCREASES IN THE PRICES OF SUCH GOODS, COULD ADVERSELY AFFECT OUR OPERATIONS AND PROFITABILITY.

    Our results of operations could be adversely affected if we are unable to obtain adequate supplies of raw materials in a timely manner or if the costs of our raw materials increase significantly or their quality deteriorates. Our manufacturing processes rely on many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We have no agreements with any of our suppliers that impose minimum or continuing supply obligations, and we obtain our raw materials and supplies from a large number of sources on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that our current supplies of raw materials are adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

    INABILITY TO IMPLEMENT OUR BUSINESS STRATEGY -- IF WE ARE UNABLE TO IMPLEMENT OUR BUSINESS STRATEGY, OUR REVENUES AND PROFITABILITY MAY BE ADVERSELY AFFECTED.


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    Our future financial performance and success are largely dependent on our ability to implement successfully our business strategy. Our present business strategy includes, without limitation, plans to: (1) continue to execute on our long-range growth plan in broadband and power management solutions while appropriately managing short-term demand fluctuations, (2) spend 5% to 6% of our sales revenue on R&D in the future; and (3) accelerate our manufacturing and other moves into lower cost regions (e.g., China and Eastern Europe). We cannot assure you that we will successfully implement the business strategy or that implementing our strategy will sustain or improve our results of operations. In particular, we cannot assure you that we will be able to build our position in markets with high growth potential, increase our sales, increase our manufacturing efficiency, optimize our manufacturing capacity, lower our production costs, or make strategic acquisitions, alliances and dispositions.

    Our business strategy is based on our assumptions about the future demand for our current products and the new products and applications we are developing and on our continuing ability to produce our products profitably. Each of these factors depends on our ability, among other things, to finance our operating and product development activities, maintain high quality and efficient manufacturing operations, relocate and close manufacturing facilities as part of our ongoing cost restructuring with minimal disruption to our operations, access quality raw materials and contract manufacturing services in a cost-effective and timely manner, protect our intellectual property portfolio and attract and retain highly-skilled technical, managerial, marketing and finance personnel. Our strategy also depends on our ability to implement our transition to a stand-alone company, which depends to a certain extent on Motorola's ability to provide transition services to us for limited periods of time and on our ability to provide or procure such services thereafter. Several of these and other factors that could affect our ability to implement our business strategy, such as risks associated with international operations, increased competition, legal developments and general economic conditions, are beyond our control. In addition, circumstances beyond our control and changes in our business or industry may require us to change our business strategy.

    FUTURE ACQUISITIONS AND STRATEGIC ALLIANCES -- WE MAY ENGAGE IN ACQUISITIONS AND ALLIANCES THAT MAY HARM OUR OPERATING RESULTS, CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES OR DILUTE OUR STOCKHOLDERS.

    We acquired Cherry Semiconductor Corporation in April 2000, and we may in the future acquire and form strategic alliances relating to other businesses, products and technologies. Successful acquisitions and alliances in the semiconductor industry are difficult to accomplish because they require, among other things, efficient integration and aligning of product offerings and manufacturing operations and coordination of sales and marketing and research and development efforts. The difficulties of integration and alignment may be increased by the necessity of coordinating geographically separated organizations, the complexity of the technologies being integrated and aligned and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration and alignment of operations following an acquisition or alliance requires the dedication of management resources that may distract attention from the day-to-day business, and may disrupt key research and development, marketing or sales efforts. In addition, we may issue equity securities to pay for any future acquisitions or alliances, which could be dilutive to our existing stockholders. We may also incur debt or assume contingent liabilities in connection with acquisitions and alliances, which could harm our operating results. We financed our acquisition of Cherry Semiconductor with cash on hand and additional borrowings under our senior secured bank facilities. Without strategic acquisitions and alliances we may have difficulty meeting future customer product and service requirements.

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS -- OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS INHERENT IN DOING BUSINESS ON AN INTERNATIONAL LEVEL THAT COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

    Approximately 46%, 33% and 21% of our net product revenues in 2000 were derived from sales, directly or through distributors or electronic manufacturing service providers, to end users in the Americas, the Asia/Pacific region and Europe (including the Middle East), respectively. We maintain significant operations in Guadalajara, Mexico; Seremban, Malaysia; Carmona, the Philippines; Aizu, Japan; Leshan, China; Roznov, the Czech Republic; and Piestany, the Slovak Republic. In addition, we rely on a number of


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contract manufacturers (primarily for assembly and testing) whose operations are primarily located in the Asia/Pacific region.

    We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets. Risks inherent in doing business on an international level include, among others, the following:

    -   economic and political instability;

    - changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

    -   transportation delays;

    -   power supply shortages and shutdowns;

    - difficulties in staffing and managing foreign operations and other labor problems;

    -   currency convertibility and repatriation;

    -   taxation of our earnings and the earnings of our personnel; and

    - other risks relating to the administration of or changes in, or new interpretations of, the laws, regulations and policies of the jurisdictions in which we conduct our business.

    Our activities outside the United States are subject to additional risks associated with fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. Motorola historically engaged in hedging activities to reduce the risk of adverse currency rate fluctuations affecting its overall business, but as a stand-alone company we now bear the risks and costs associated with any such hedging activities. Additionally, while our sales are primarily denominated in U.S. dollars, worldwide semiconductor pricing is influenced by currency rate fluctuations.

    DEPENDENCE ON HIGHLY SKILLED PERSONNEL -- IF WE FAIL TO ATTRACT AND RETAIN SKILLED PERSONNEL, OUR RESULTS OF OPERATIONS AND COMPETITIVE POSITION COULD DETERIORATE.

    Our success depends upon our ability to attract and retain highly-skilled technical, managerial, marketing and finance personnel. The market for personnel with such qualifications is highly competitive. In particular, analog component designers are difficult to attract and retain, and the failure to attract and retain analog component designers could compromise our ability to keep pace with our competitors in the market for analog components. We cannot assure you that we will be able to continue to attract and retain individuals with the qualifications necessary to operate our company most effectively.

    DEPENDENCE ON INTELLECTUAL PROPERTY -- WE USE A SIGNIFICANT AMOUNT OF INTELLECTUAL PROPERTY IN OUR BUSINESS. SOME OF THAT INTELLECTUAL PROPERTY IS CURRENTLY THE SUBJECT OF DISPUTES WITH THIRD PARTIES, AND LITIGATION COULD ARISE IN THE FUTURE. IF WE ARE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY WE USE, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

    We rely on patents, trade secrets, trademarks, mask works and copyrights to protect our products and technologies. Some of our products and technologies are not covered by any patents or pending patent applications, and we cannot assure you that:

    - any of the more than approximately 740 U.S. and foreign patents and pending patent applications that Motorola has assigned, licensed or sublicensed to us in connection with our recapitalization will not lapse or be invalidated, circumvented, challenged or licensed to others;

    - the license rights granted by Motorola in connection with our recapitalization will provide


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        competitive advantages to us; or

    - any of our pending or future patent applications will be issued or have the coverage originally sought.

    Moreover, we cannot assure you that:

    - any of the trademarks, copyrights, trade secrets, know-how or mask works that Motorola has assigned, licensed or sublicensed to us in connection with our recapitalization will not lapse or be invalidated, circumvented, challenged or licensed to others; or

    - any of our pending or future trademark, copyright, or mask work applications will be issued or have the coverage originally sought.

    Furthermore, we cannot assure you that our competitors or others will not develop products or technologies that are similar or superior to our products or technologies, duplicate our products or technologies or design around our protected technologies. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in the United States and in foreign countries.

    Also, we may from time to time in the future be notified of claims that we may be infringing third-party patents or other intellectual property rights. Motorola has agreed to indemnify us for a limited period of time with respect to some claims that our activities infringe on the intellectual property rights of others. If necessary or desirable, we may seek licenses under such patents or intellectual property rights. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities or to suspend the manufacture or shipment of products or our use of processes requiring the technologies. Litigation could cause us to incur significant expense, by adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may be required to:

    -   pay substantial damages;

    -   cease the manufacture, use, sale or importation of infringing products;

    - expend significant resources to develop or acquire non-infringing technologies;

    -   discontinue the use of processes; or

    -   obtain licenses to the infringing technologies.

We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available to us on reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.

    We will also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that persons or institutions will not assert rights to intellectual property arising out of our research.


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    ENVIRONMENTAL LIABILITIES; OTHER GOVERNMENTAL REGULATION -- REGULATORY
    MATTERS COULD ADVERSELY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS AND COULD REQUIRE EXPENDITURES THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS OR FINANCIAL CONDITION.

    Our manufacturing operations are subject to various environmental laws and regulations relating to the management, disposal and remediation of hazardous substances and the emission and discharge of pollutants into the air and water. Our operations are also subject to laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous substances. Motorola has agreed to indemnify us for environmental and health and safety liabilities related to the conduct or operations of our business or Motorola's ownership, occupancy or use of real property occurring prior to our recapitalization. We cannot assure you that such indemnification arrangements will cover all material environmental costs relating to pre-closing matters. Moreover, the nature of our operations exposes us to the continuing risk of environmental and health and safety liabilities related to events or activities occurring after our recapitalization.

    We believe that the future cost of compliance with existing environmental and health and safety laws and regulations (and liability for currently known environmental conditions) will not have a material adverse effect on our business or prospects. However, we cannot predict:

    -   changes in environmental or health and safety laws or regulations;

    - the manner in which environmental or health and safety laws or regulations will be enforced, administered or interpreted; or

    - the cost of compliance with future environmental or health and safety laws or regulations or the costs associated with any future environmental claims, including the cost of clean-up of currently unknown environmental conditions.

2.       RISKS RELATED TO OUR CAPITAL STRUCTURE

    SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

    We are highly leveraged and have significant debt service obligations. As of December 31, 2000, we would had total long-term indebtedness of approximately $1,252.7 million (excluding unused commitments), stockholders' equity of approximately $337.7 million and annual interest expense of approximately $131.2 million. We may incur additional debt in the future. Our substantial indebtedness could have important consequences to you, including the risks that:

    - we will be required to use a substantial portion of our cash flow from operations to pay principal and interest on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts and strategic acquisitions;

    - our interest expense could increase if interest rates in general increase because a substantial portion of our debt will bear interest rates based on market rates;

    - our level of indebtedness will increase our vulnerability to general economic downturns and adverse industry conditions;

    - our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and the semiconductor components industry;

    - our indebtedness may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts and strategic acquisitions; and


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    -   our substantial leverage could place us at a competitive disadvantage compared to our competitors who have less debt.

    RESTRICTIVE COVENANTS IN OUR DEBT INSTRUMENTS -- THE AGREEMENTS GOVERNING OUR INDEBTEDNESS MAY LIMIT OUR ABILITY TO FINANCE FUTURE OPERATIONS OR CAPITAL NEEDS OR ENGAGE IN OTHER BUSINESS ACTIVITIES THAT MAY BE IN OUR INTEREST.

    Our debt instruments contain various provisions that limit our management's discretion in the operation of our business by restricting our ability to:

    -   incur additional indebtedness;

    -   pay dividends and make other distributions;

    -   prepay subordinated debt;

    -   make restricted payments;

    -   enter into sale and leaseback transactions;

    -   create liens;

    -   sell and otherwise dispose of assets; and

    -   enter into transactions with affiliates.

    These restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, our senior bank facilities require us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of the provisions of our debt instruments could result in a default under our indebtedness, which would allow our lenders to declare all outstanding amounts due and payable. In such an event, our assets might not be sufficient to repay those amounts.

3.       RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON
STOCK

    STOCK PRICE FLUCTUATIONS -- OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS IN OUR SECURITIES.

    The stock markets in general, and the markets for high technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

    The market price of the common stock may also fluctuate significantly in response to the following factors, some of which are beyond our control:

    -   variations in our quarterly operating results;

    -   changes in securities analysts' estimates of our financial performance;

    -   changes in market valuations of similar companies;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;


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
    - loss of a major customer or failure to complete significant transactions; and

    -   additions or departures of key personnel.

    SHARES ELIGIBLE FOR FUTURE SALE -- OUR STOCK PRICE COULD BE AFFECTED BECAUSE A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK WILL BE AVAILABLE FOR SALE IN THE FUTURE.

    Sales in the public market of a substantial number of shares of common stock or other equity or equity-related securities could depress the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities. A substantial number of shares of our common stock will be available for future sale.

    CONTROLLING STOCKHOLDER -- ONE OF OUR PRINCIPAL STOCKHOLDERS CONTROLS OUR COMPANY, WHICH WILL LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS SUBMITTED FOR A VOTE OF OUR STOCKHOLDERS.

    An affiliate of Texas Pacific Group owns 124,999,433 shares of our common stock, each share of which entitles its holder to one vote on stockholder actions, representing approximately 73% of the overall voting power of our outstanding stock, and will be able to:

    - elect all of our directors and, as a result, control matters requiring board approval;

    - control matters submitted to a stockholder vote, including mergers and consolidations with third parties and the sale of all or substantially all of our assets; and

    -   otherwise control or influence our business direction and policies.

In addition, our certificate of incorporation provides that the provisions of
Section 203 of the Delaware General Corporation Law, which relate to business combinations with interested stockholders, do not apply to us.

    ANTI-TAKEOVER PROVISIONS -- PROVISIONS IN OUR CHARTER DOCUMENTS MAY DELAY OR PREVENT ACQUISITION OF OUR COMPANY, WHICH COULD DECREASE THE VALUE OF OUR STOCK.

    Our certificate of incorporation and bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions:

    -   create a board of directors with staggered terms;

    - permit only our board of directors or the chairman on our board of directors to call special meetings of stockholders;

    - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

    -   prohibit stockholder action by written consent;

    - authorize the issuance of "blank check" preferred stock, which is preferred stock with voting or other rights or preferences that could impede a takeover attempt and that our board of directors can create and issue without prior stockholder approval; and

    - require the approval by holders of at least 66 2/3% of our outstanding common stock to amend any of these provisions in our certificate of incorporation or bylaws.


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
Although we believe these provisions make a higher third-party bid more likely by requiring potential acquirors to negotiate with our board of directors, these provisions apply even if an initial offer may be considered beneficial by some stockholders.



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